Exhibit 2

SECURITIES SUBSCRIPTION AGREEMENT

This Securities Subscription Agreement (this “Agreement”) is dated as of February 6, 2007, among Gentium S.p.A., an Italian joint stock company (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to subscribe to and purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I
DEFINITIONS

1.1  Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“ADRs” means American Depository Receipts, evidencing ADSs, issued pursuant to the terms of the Deposit Agreement.

“ADSs” means American Depository Shares, each representing one Ordinary Share deposited with The Bank of New York pursuant to the Deposit Agreement, issued pursuant to the terms of the Deposit Agreement.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the date of the Closing, which shall be a Trading Day.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Company Italian Counsel” means Gianni, Orrigani, Grippo & Partners.

“Company U.S. Counsel” means Epstein Becker & Green, P.C.

“Deposit Agreement” means the Deposit Agreement, dated as of June 15, 2005, among the Company, The Bank of New York, as depositary, and the owners and beneficial owners of ADSs issued thereunder.

“Depositary” means The Bank of New York, a New York banking corporation.

“Depositary Counsel” means Emmet, Marvin & Martin LLP.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Discussion Time” shall have the meaning ascribed to such term in Section 3.2(f).

“Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit D attached hereto.

“Escrow Agent” means the Bank of New York, a New York banking corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers, directors or consultants of the Company pursuant to any share or option plan in existence on the date hereof or duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Shares issued hereunder and/or securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, except pursuant to antidilution provisions of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; provided that in no event shall such issuances pursuant to (c) exceed 50% of the Ordinary Shares outstanding on the date hereof.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indemnified Party” shall have the meaning ascribed to that term in Section 4.7(c).

“Indemnifying Party” shall have the meaning ascribed to that term in Section 4.7(c).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Ordinary Shares” means the ordinary shares of the Company, par value €1.00, and any other class of securities into which such shares may hereafter have been reclassified or changed.

“Ordinary Shares Equivalents” means any securities of the Company which would entitle the holder thereof to acquire Ordinary Shares at any time, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser” and “Purchasers” shall have the meanings ascribed to such term, in the preamble of this Agreement.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.7(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit E attached hereto.

“Registration Statement” means a registration statement filed with the Commission meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means collectively the Ordinary Shares issued or issuable to each Purchaser pursuant to this Agreement; ADRs evidencing ADSs representing such Shares shall be delivered at the Closing.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subscription Amount” means, as to each Purchaser, the number of Shares purchased hereunder as specified next to such Purchaser’s name on Schedule 2.1 to this Agreement and under the heading “Shares,” multiplied by $20.17.

“ThinkEquity” means ThinkEquity Partners, L.L.C., the placement agent for the offering.

“Trading Day” means a day on which the ADSs are traded on a Trading Market; provided, however, that any day on which banks are not open in the Republic of Italy shall not be a Trading Day.

“Trading Market” means the following markets or exchanges on which the ADSs are listed or quoted for trading on the date in question: the Nasdaq Global Market, the Nasdaq Capital Market, the American Stock Exchange and the New York Stock Exchange.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Registration Rights Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II
PURCHASE AND SALE

2.1  Closing. Upon the terms and subject to the conditions set forth herein, the Company agrees to issue and sell, and each Purchaser, severally and not jointly with the other Purchasers, agrees to subscribe and purchase, the Shares set forth next to such Purchaser’s name on Schedule 2.1 on the Closing Date. Each Purchaser hereby requests and instructs the Company, and the Company agrees, to issue the Shares to the Depositary’s Italian agent, 25 Banca, and cause the Depositary to issue ADRs evidencing ADSs representing the Shares to the Purchasers. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177, or such other location as the parties shall mutually agree. The Company’s agreement with each Purchaser is a separate agreement and the sales to each Purchaser are separate sales.

2.2  Deliveries.

(a)  On the date hereof, the Company shall deliver or cause to be delivered the following:

(i)	To the Purchasers, this Agreement duly executed by the Company;

(ii)	To ThinkEquity and the Escrow Agent, the Escrow Agreement duly executed by the Company;

(iii)	To the Depositary’s Italian agent, 2S Banca, the Shares; and

(iv)	To the Depositary, an instruction letter regarding the issuance of ADRs evidencing ADSs representing the Shares in the form attached hereto as Exhibit A.

(b)  On the date hereof, each Purchaser shall deliver the following:

(i)	To the Company, this Agreement duly executed by such Purchaser;

(ii)	To the Company, the Investor Questionnaire attached hereto as Exhibit B, completed and executed by such Purchaser; and

(iii)	To the Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account as specified in the Escrow Agreement.

(c)  On the date hereof, the Escrow Agent shall deliver to the Company and Think Equity the Escrow Agreement, duly executed by the Escrow Agent.

(d)  On the date hereof, ThinkEquity shall deliver to the Company and the Escrow Agent the Escrow Agreement, duly executed by ThinkEquity.

(e)  On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)	a legal opinion of the Company U.S. Counsel, in the form of Exhibit C-1 attached hereto;

(ii)	a legal opinion of the Company Italian Counsel, in the form of Exhibit C-2 attached hereto;

(iii)	a legal opinion of the Depositary Counsel, in the form of Exhibit C-3 attached hereto;

(iv)	the Registration Rights Agreement duly executed by the Company;

(v)	a certificate of the Company’s executive officers confirming the satisfaction of the conditions contained in Sections 2.3(b)(i), (ii), (v) and (vii);

(vi)
a certificate of the Company’s Secretary attaching and certifying the following documents: articles of association of the Company, by-laws of the Company, minutes of meetings of the board of directors of the Company held on January 22, 2007 and February 6, 2007, minutes of an ordinary meeting of the shareholders of the Company held on April 28, 2006 and a Certificate of Good Standing of the Company from its jurisdiction of incorporation; and

(vii)	such other reasonable documents requested by counsel to the Purchasers.

(f)  On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the Registration Rights Agreement and Selling Security Holder Questionnaire (as defined in the Registration Rights Agreement) duly executed by such Purchaser.

(g)  On the Closing Date, the Depositary shall deliver ADRs evidencing the ADSs representing the Shares to the Escrow Agent.

(h)  On the Closing Date, the Escrow Agent shall deliver the following:

(i)	To the Company, each Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement, minus certain deductions as set forth in the Escrow Agreement; and

(ii)	To each Purchaser, an ADR evidencing a number of ADSs representing the number of Shares set forth next to such Purchaser’s name on Schedule 2.1 registered in the name of such Purchaser.

2.3  Closing Conditions.

(a)  The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)
the accuracy in all material respects when made and on the Closing Date (as if made on and as of the Closing Date, except to the extent that a representation and warrant specifically references an earlier date) of the representations and warranties of the Purchasers contained herein;

(ii)	all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the delivery by the Purchasers of the items set forth in Section 2.2(b) and Section 2.2(f) of this Agreement;

(iv)	the delivery by the Escrow Agent of the items set forth in Section 2.2(c) and Section 2.2(h) of this Agreement;

(v)	the delivery by ThinkEquity of the items set forth in Section 2.2(d) of this Agreement;

(vi)	the delivery by the Depositary of the items set forth in Section 2.2(g) of this Agreement; and

(vii)	the approval of the Company’s board of directors at a meeting attended by its notary public and board of statutory auditors having been obtained.

(b)  The respective obligations of each Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)
the accuracy in all material respects when made and on the Closing Date (as if made on and as of the Closing Date, except to the extent that a representation and warrant specifically references an earlier date) (except for such representations and warranties that are (i) qualified by “materiality” or “Material Adverse Effect” or (ii) set forth in Sections 3.1(a), (b), (c) and (g), which, in each case, shall be true in all respects) of the representations and warranties of the Company contained herein;

(ii)	all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the delivery by the Company of the items set forth in Section 2.2(a) and Section 2.2(e) of this Agreement;

(iv)	the delivery by the Escrow Agent of the items set forth in Section 2.2(c) and Section 2.2(h) of this Agreement;

(v)	there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(vi)
from the date hereof to the Closing Date, trading in the ADSs shall not have been suspended by the Commission or the Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing; and

(vii)
no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any governmental authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the Transaction Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser:

(a)  No Subsidiaries. The Company has no subsidiaries.

(b)  Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the Republic of Italy with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)  Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Company’s or articles of association or bylaws, or (ii) breach or result in a default under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, violate any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations, and the rules and regulations of the applicable Trading Market), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)  Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission of the Registration Statement, (iii) application(s) to each applicable Trading Market for the listing of the ADSs representing the Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)  Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than any Liens imposed by the Purchasers and restrictions on transfer provided for in the Transaction Documents. Upon Closing, the Company will have reserved from its duly authorized capital shares the maximum number of Ordinary Shares issuable pursuant to this Agreement. Upon the issuance by the Depositary of ADRs evidencing ADSs representing the Shares against the deposit of Ordinary Shares in accordance with the Deposit Agreement, such ADRs evidencing such ADSs will be duly and validly issued under the Deposit Agreement and the persons in whose names such ADRs evidencing such ADSs are registered will be entitled to the rights of the registered holders of ADRs evidencing ADSs specified therein and in the Deposit Agreement.

(g)  Capitalization. The capitalization as of the date hereof of the Company is as set forth on Section 3.1(g) of the Disclosure Schedule. The Company has not issued any capital shares or Ordinary Shares Equivalents (including ADSs) since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee share options under the Company’s share option plans and pursuant to the conversion or exercise of outstanding Ordinary Shares Equivalents. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents or otherwise in connection with the issuance and sale of the Shares. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares or Ordinary Shares Equivalents (including ADSs), or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Ordinary Shares (including ADSs) or Ordinary Shares Equivalents. The issuance and sale of the Shares will not obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities or Ordinary Shares Equivalents to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital shares of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Shares. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)  SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials filed through the date hereof, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)  Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property (or its securities) to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital shares and (v) the Company has not issued any equity securities to or Ordinary Shares Equivalents to any Person (including to any officer, director or Affiliate), except pursuant to existing Company share option plans or upon exercise of outstanding Ordinary Share Equivalents. The Company does not have pending before the Commission any request for confidential treatment of information.

(j)  Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal, foreign or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(k)  Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

(l)  Compliance. The Company is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, (i) its articles of incorporation, articles of association, by-laws, or other organizational document, (ii) any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) order of any court, arbitrator or governmental body, or (iv) any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in the case of (ii), (iii) or (iv) as could not have a Material Adverse Effect.

(m)  Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)  Title to Assets. The Company has good and marketable title to all real property and assets owned by it that is material to the business of the Company and good and marketable title in all personal property owned by them that is material to the business of the Company, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state, foreign or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in compliance.

(o)  Patents and Trademarks. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets and other similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a written notice that the Intellectual Property Rights used by the Company violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.

(p)  Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged, including, but not limited to, directors and officers insurance coverage. To the best knowledge of the Company, such insurance contracts and policies are accurate and complete. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)  Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the Affiliates, employees, officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer, director or such employee or, to the knowledge of the Company, any entity in which any Affiliate, officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including share option agreements under any share option plan of the Company.

(r)  Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as a foreign private issuer.

(s)  Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)  Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Trading Market.

(u)  Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(v)  Registration Rights. Except as set forth in the SEC Reports, other than each of the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)  Listing and Maintenance Requirements. The ADSs are registered pursuant to Section 12(g) of the Exchange Act and listed on the Trading Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the ADSs under the Exchange Act or de-listing or suspending from trading the ADSs on the Trading Market nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the ADSs are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)  No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

(y)  Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company.

(z)  No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act or “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act.

(aa)  Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(bb)  Accountants. The Company’s accountants are Reconta Ernst & Young S.p.A. To the knowledge of the Company, such accountants are a registered public accounting firm as required by the Securities Act.

(cc)  Acknowledgment Regarding Purchasers’ Subscription to Shares. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and that no Purchaser is (i) an officer or director of the Company, (ii) an "Affiliate" of the Company or (iii) to the knowledge of the Company, a "beneficial owner" of more than 10% of the Ordinary Shares (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Shares. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(dd)  Acknowledgement Regarding Purchasers’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(f) and 4.12 hereof), it is understood and agreed by the Company (i) that none of the Purchasers have been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company (including the ADSs), or “derivative” securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) that past or future open market or other transactions by any Purchaser, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities (including the ADSs); (iii) that any Purchaser, and counter parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the ADSs, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Shares are outstanding and (b) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ee)  Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company (including the ADSs) to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares (other than for the placement agent’s placement of the Shares), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company (including the ADSs).

(ff)  Foreign Private Issuer. The Company qualifies as a “foreign private issuer” as such term is defined in the Securities Act.

(gg) Form F-3 Eligibility.  To its knowledge, the Company is eligible to register the resale of its Ordinary Shares under Form F-3 promulgated under the Securities Act.

(hh) Disclosures. The Company has not disclosed to the Purchasers any material non-public information, other than as relates to the transactions contemplated hereunder.

3.2  Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)  Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  Own Account. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c)  Purchaser Status. At the time such Purchaser was offered the Shares, it was, and at the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)  Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e)  General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)  Short Sales and Confidentiality Prior To The Date Hereof. Other than the transactions contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any disposition, including Short Sales (but not including the location and/or reservation of borrowable Ordinary Shares represented by the ADSs), in the securities of the Company during the period commencing on the date such Purchaser learned of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Notwithstanding the foregoing, in the case of Morgan Stanley & Co. Incorporated, the representation set forth above shall only apply with respect to activity by the Principal Strategies Group that made the investment decision to purchase the Shares covered by this Agreement; provided, however, that all employees of Morgan Stanley & Co. Incorporated who are managing activities other than those relating to the purchase of Shares under this Agreement have no direct knowledge of the investment decision made by the Principal Strategies Group to purchase the Shares covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES

4.1  Transfer Restrictions.

(a)  The Shares may only be disposed of in compliance with U.S. state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144 or to the Company, including pursuant to a pledge of such Shares, the Company and the Depositary may require the transferor thereof to provide to the Company and the Depositary an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Depositary, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Depositary, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement to the degree that such terms are ongoing and in effect on the transferor at such time and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(c)  The Company agrees that it shall use its best efforts to cause the Depositary to remove the restrictive legend set forth in Section 4.1(b) from ADRs evidencing the ADSs representing the Shares within three Trading Days of delivery of the ADRs to the Depositary (i) in connection with any sale of such ADSs or Shares pursuant to a registration statement (including the Registration Statement) covering the resale of such security that is effective under the Securities Act, or (ii) in connection with any sale of such ADSs or Shares pursuant to Rule 144 or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), provided that the relevant Purchaser shall have delivered to the Company, its transfer agent and its Depositary a certification of the foregoing and such other documentation as such entities may reasonably require. The Company shall not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in Section 4.1(b).

4.2  Furnishing of Information. As long as any Purchaser owns Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3  Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4  Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the Trading Day following the date hereof, issue a Current Report on Form 6-K, reasonably acceptable to each Purchaser disclosing the material terms of the transactions contemplated hereby, and shall attach the Transaction Documents thereto. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under subclause (ii).

4.5  Investment Company Act. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.6  Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder first for working capital purposes in connection with its development of Defibrotide and then for general working capital purposes and the repurchase of rights to Defibrotide from Crinos S.p.A. and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices and payment of debt as it comes due), to redeem any Ordinary Shares or Ordinary Shares Equivalents or to settle any outstanding litigation.

4.7  Indemnification

(a)  Indemnification of Purchasers. Subject to the provisions of this Section 4.7, the Company will indemnify and hold the Purchasers and their directors, officers, shareholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any shareholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).

(b)  Intentionally omitted.

(c)  Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding; (3) the Indemnifying Party shall have failed promptly to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (4) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the reasonable fees and expenses of one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

The Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is not entitled to indemnification hereunder, determined based upon the relative faults of the parties.

(d)  Contribution. If the indemnification under Section 4.7(a) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 4.7(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4.7(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Purchaser from the sale of the Registrable Shares subject to the Proceeding exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Purchaser.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

4.8  Listing of ADSs. The Company hereby agrees to use best efforts to maintain the listing of the ADSs on a Trading Market, and as soon as reasonably practicable following the Closing (but not later than the Effective Date) to list all of the ADSs representing the Shares on such Trading Market. The Company further agrees, if the Company applies to have the Ordinary Shares or other securities, represented by ADSs or otherwise, traded on any other Trading Market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of the ADSs representing its Ordinary Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.9  Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended to treat for the Company the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

4.10  Subsequent Equity Sales. Without the prior written consent of the Purchasers holding a majority in interest of the Shares, from the date hereof until 90 days after the Effective Date, the Company shall not issue Ordinary Shares or Ordinary Shares Equivalents, except with respect to an Exempt Issuance; provided, however, the 90 day period set forth in this Section 4.10 shall be extended for the number of Trading Days during such period in which (i) trading in the Ordinary Shares or ADSs is suspended by any Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Shares.

4.11  Short Sales and Confidentiality After The Date Hereof. Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period after the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.4, such Purchaser will maintain, the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of Ordinary Shares “against the box” prior to the Effective Date of the Registration Statement with the Shares is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company (including the ADSs) after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Notwithstanding the foregoing, in the case of Morgan Stanley & Co. Incorporated, the representation set forth above shall only apply with respect to activity by the Principal Strategies Group that made the investment decision to purchase the Shares covered by this Agreement; provided, however, that all employees of Morgan Stanley & Co. Incorporated who are managing activities other than those relating to the purchase of Shares under this Agreement have no direct knowledge of the investment decision made by the Principal Strategies Group to purchase the Shares covered by this Agreement.

ARTICLE V
MISCELLANEOUS

5.1  Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before February 28, 2007; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2  Fees and Expenses. Except as otherwise expressly set forth in the Transaction Documents and the letter agreement between the Company and ThinkEquity dated December 22, 2005 to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent and fees and expenses of the Depositary, escrow fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares.

5.3  Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4  Notices. Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service; by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested); by facsimile transmission, by e-mail or by hand delivery.

if to the Company:	Gentium S.p.A. Piazza XX Settembre 2 22079 Villa Guardia Como Italy

Attention: Fax: E-mail:	Salvatore Calabrese +39-031-385-387 scalabrese@gentium.it

with a copy (which shall not constitute notice to):	Christopher M. Locke, Esq. Epstein Becker & Green, P.C. 250 Park Avenue New York, NY 10177 Fax: 1 (212) 878-8759 E-mail: clocke@ebglaw.com and, if to Purchaser, to the name, address, facsimile number or e-mail address specified with respect to such person or entity on the signature pages attached hereto.

Any party may designate a different notice address, contact person, telephone number, facsimile number or e-mail address with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 5.4. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 5.4. Any notice sent by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested), shall be deemed to be delivered three business days after mailing. Any notice sent by facsimile transmission or by e-mail shall be deemed delivered as of the open of business on the business day following the date on which sent. Any notice sent by hand delivery shall be deemed delivered as of the date of delivery. As used in this Section 5.4, “business day” means any day other than a day on which banking institutions in the State of New York are legally closed for business.

5.5  Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6  Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchasers.”

5.8  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7.

5.9  Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. The Company hereby irrevocably appoints CT Corporation System, 111th 13th Avenue, New York, NY 10011, as its agent for the receipt of service of process in the United States. The Company agrees that any document may be effectively served on it in connection with any action, suit or proceeding in the United States by service on such agent.

5.10  Survival. The representations and warranties agreements and covenants contained herein shall survive the Closing and the delivery of the Shares.

5.11  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12  Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13  Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its other actions and rights.

5.14  Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

5.15  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17  Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

5.18  Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GENTIUM S.p.A.

By:	/s/ Laura Iris Ferro, M.D.
Name: Laura Iris Ferro, M.D. Title: President and Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR PURCHASERS FOLLOW]

[PURCHASER SIGNATURE PAGES TO GNT
SECURITIES SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Subscription Agreement to be duly executed by its respective authorized signatory as of the date first indicated above.

Alexandra Global Master Fund Ltd.
By: Alexandra Investment Management, LLC, as Investment Advisor

/s/ Mikhail Filimonov
Title: Chairman and Chief Executive Officer

Atlas Master Fund, Ltd.

/s/ Francis Rainsford
Title: Chief Financial Officer

Caxton Advantage Life Sciences Fund, L.P.

By: Caxton Advantage Venture Partners, L.P., its General Partner
By: Advantage Life Sciences Partners, LLC, its Managing General Partner

/s/ Eric W. Roberts
Title: Member

Caxton International Limited

/s/ Joseph Kelly
Title: Vice President and Treasurer

/s/ Maxwell Quinn
Title: Vice President and Secretary

Chaumiere Consultadoria E Servicos Unipessoal LdA

/s/ Roberto Carlos De Castro Abreu
Title: Director

Credit Suisse Securities (USA) LLC

/s/ Onu Odim
Title: Managing Director

DAFNA LifeScience Ltd.

By: DAFNA Capital Management, LLC, its Investment Manager

/s/ Nathan Fischel, MD, CFA
Title: Managing Member

DAFNA LifeScience Market Neutral Ltd.

By: DAFNA Capital Management, LLC, its Investment Manager

/s/ Nathan Fischel, MD, CFA
Title: Managing Member

DAFNA LifeScience Select Ltd.

By: DAFNA Capital Management, LLC, its Investment Manager

/s/ Nathan Fischel, MD, CFA
Title: Managing Member

Defiante Farmaceutica LdA

/s/ Paulo Viegas
Title: Director - General Manager

GLG North American Opportunity Fund

By: GLG Partners LP, its Investment Manager

/s/ Tim Kuschill
Title: Legal Counsel

/s/ Victoria Parry
Title: Senior Legal Counsel

Inverlochy Consultadoria E Servicos, LdA

/s/ Roberto Carlos De Castro Abreu
Title: Director

JP Morgan Securities Inc.

/s/ Avik Roy
Title: Vice President

Millennium Partners, L.P.

By: Millennium Management L.L.C.

/s/ Terry Feeney
Title: Chief Operating Officer

Morgan Stanley & Co. Incorporated

/s/ Andrew C. Pipa
Title: Managing Director

SMALLCAP World Fund, Inc.

By: Capital Research and Management Company,
its investment adviser

/s/ Michael J. Downer
Title: Vice President and Secretary

Symphonia Sicav Comparto Italia Flessibile

/s/ Guido Crivellaro
Title: Head of Investment Managers’ Team

Symphonia Sicav Comparto Italia Small Cap

/s/ Guido Crivellaro
Title: Head of Investment Managers’ Team

UBS O’Connor
Fbo O’Connor PIPES Corporate Strategies Master Limited

/s/ Nick Nocerino
Title: Managing Director

Visium Balanced Fund, LP

/s/ Mark Gottlieb
Title: Chief Communications Officer

Visium Balanced Offshore Fund, Ltd.

/s/ Mark Gottlieb
Title: Chief Communications Officer

Visium Long Bias Fund, LP

/s/ Mark Gottlieb
Title: Chief Communications Officer

Visium Long Bias Offshore Fund, Ltd.

/s/ Mark Gottlieb
Title: Chief Communications Officer

Windmill Master Fund LP

By: Duquesne Capital Management, LLC, as Investment Manager

/s/ Darren Martian
Title: Vice President

Schedule 2.1

Purchasers and Subscription Amounts

Purchaser	Shares
Alexandra Global Master Fund Ltd.	190,000
Atlas Master Fund, LTD	5,873
Caxton Advantage Life Sciences Fund, L.P.	170,000
Caxton International Limited	71,000
Chaumiere - Consultadoria & Servicos SDC Unipessoal LdA	87,667
Credit Suisse Securities (USA) LLC	50,000
DAFNA LifeScience Ltd.	23,360
DAFNA LifeScience Market Neutral Ltd.	26,480
DAFNA LifeScience Select Ltd.	70,160
Defiante Farmaceutica LdA	87,666
GLG North American Opportunity Fund	170,000
Inverlochy Consultadoria & Servicos LdA	87,667
J.P. Morgan Securities Inc.	30,000
Millennium Partners, L.P.	200,000
Morgan Stanley & Co. Incorporated	200,000
SMALLCAP World Fund, Inc.	300,000
Symphonia Sicav comparto Italia Flessibile	70,000
Symphonia Sicav comparto Italia small cap	70,000
UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited	125,000
Visium Balanced Fund, LP	21,318
Visium Balanced Offshore Fund, LTD	36,850
Visium Long Bias Fund, LP	9,602
Visium Long Bias Offshore Fund, LTD	26,357
Windmill Master Fund, L.P.	225,000
Total:	2,354,000

GENTIUM S.P.A. DISCLOSURE SCHEDULE
TO
SECURITIES PURCHASE AGREEMENT

This Gentium S.p.A. Disclosure Schedule to Securities Purchase Agreement (the "Disclosure Schedule") is delivered pursuant to Section 3.1 of the Securities Purchase Agreement by and among Gentium S.p.A., a joint stock company organized under the laws of Italy (the "Company") and each purchaser listed on the signature pages thereof (each a "Purchaser," and, together, the "Purchasers") dated the date hereof (the “Agreement”). The numbers in the Disclosure Schedule correspond to the Section numbers in the Agreement; however, any information disclosed herein under any Section number shall be deemed to be disclosed and incorporated into any other paragraph number under the Agreement where it is reasonably clear based on the description of the matter contained in such section that such disclosure relates to that section. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement unless the context otherwise requires. Copies or summaries of agreements, plans, policies and other documents referred to herein (the “Documents”) have been made available to the Purchasers.

Section 3.1(e)

The Company must obtain the approval of its board of directors, at a meeting attended by its Italian notary public and board of statutory auditors, of its capital increase for the Shares.

Section 3.1(f)

Under Italian law, holders of outstanding ordinary shares and convertible debentures are entitled to subscribe for issuance of ordinary shares or convertible debentures in proportion to their holdings at the time that the shareholders authorize a capital increase for those issuances, unless those issuances are for non-cash considerations. Under the Company’s bylaws, the preemptive rights may be excluded or limited by the board of directors of the Company in connection with a particular capital increase if such exclusion or limitation is in the interest of the Company. Therefore, the Shares of the Company are subject to these statutory preemptive rights. The board of directors of the Company has excluded preemptive rights for the issuance of the Shares. However, under Italian law, (A) any shareholder of the Company who did not vote in favor of the resolution adopted by the extraordinary shareholders’ meeting of the Company dated April 28, 2006, or attend such meeting, providing for the amendment to the bylaws of the Company in order to, inter alia, grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, with the power to increase the capital of the Company, in compliance with the terms and conditions set forth by such resolution, may challenge the resolution during the 90 (ninety) days following the registration of the resolution with the competent Register of Enterprises; (B) the resolution of the Board of Directors’ meeting of the Company dated February 6, 2007, providing for the capital increase of the Company, through the issuance of the Shares, may be challenged by the Board of Statutory Auditors, any member of the Board of Directors who did not vote in favor of such resolution, and any shareholder of the Company who was prejudiced thereby during the 90 (ninety) days following the adoption of such resolution; and (C) in particular, pursuant to Article 2379-ter of the Italian Civil Code, in the event of the lack of call of the relevant meetings, the absence of the minutes of the relevant minutes, the impossibility of the subject of the resolutions and/or if the subject of the resolutions is not licit, (i) the resolutions adopted by the extraordinary shareholders’ meeting of the Company dated April 28, 2006, may be challenged by any individual or entity having a legitimate interest thereof during the 3 (three) years following the registration of the resolution with the competent Register of Enterprises, and (ii) the resolution of the Board of Directors’ meeting of the Company dated February 6, 2007, may be challenged by any individual or entity having a legitimate interest thereof during the 180 (one hundred and eighty) days following the registration of the resolution with the competent Register of Enterprises.

Section 3.1(g)

Capitalization

The Company’s capitalization as of the date hereof is as set forth in the following table.

Outstanding Shares	Outstanding Warrants	Outstanding Options
11,805,533	1,605,084	1,115,000

Preemptive Rights

The Shares are subject to certain statutory preemptive rights that belong to the Company’s shareholders under Italian law as described in Section 3.1(f) of this Disclosure Schedule.

Voting Agreements and Shareholder Agreements

In connection with a purchase by Sigma Tau Finanziaria S.p.A. of 800,000 Ordinary Shares from FinSirton S.p.A. in April 2005, FinSirton S.p.A. agreed that, if the per share price in a sale by the Company’s shareholders of all of its Ordinary Shares is less than $5.00 per share, FinSirton S.p.A. will transfer to Sigma Tau Finanziaria S.p.A. an additional number of Ordinary Shares equal to (x) $3.2 million divided by the product determined by multiplying (i) 0.8 by (ii) the per share sale price less (y) 800,000 Ordinary Shares.

In connection with the Company’s October 2005 private placement, FinSirton S.p.A. agreed to vote its Ordinary Shares in the Company in favor of electing one nominee to the Company’s board of directors selected by Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. for so long as those entities collectively own ADSs representing 5% of the Company’s outstanding Ordinary Shares. David Kroin is the nominee of those entities.

Section 3.1(i)

On December 28, 2006, the Company entered into a Master Agreement with Crinos S.p.A. and other parties thereto, in which the Company agreed to pay Crinos S.p.A. €4.0 million no later than December 31, 2007 and another €4.0 million no later than December 31, 2008 as consideration for the sale by Crinos S.p.A. and the other parties thereto of certain assets to the Company. The Company also agreed to pay Crinos a royalty of 1.5% of its nets sales of defibrotide to treat and prevent VOD in Europe for a period of seven years.

In June 2005, the Company agreed to issue warrants to purchase an aggregate of up to 151,200 ordinary shares to the underwriters of its initial public offering. In December 2005, the Company effectuated a capital increase for such shares and finalized the documentation of the warrants under Italian law.

Section 3.1(n)

The Company owns land and buildings near Como, Italy that is subject to a mortgage securing repayment of a loan for €2.8 million from Banca Nazionale del Lavoro.

The Company owns certain production equipment and machinery upon which it has granted a security interest to Cassa di Risparmio di Parma e Piacenza to secure the Company’s repayment of two loans in the aggregate original principal amounts of €487,000 and €388,000.

The Company owns marketable debt securities in the aggregate amount of €525,000 that are pledged to secure the Company’s repayment of a loan for €1.0 million from Banca Intesa-Mediocredito SpA. The debt securities will gradually be released back to the Company as it repays the principal of the loan, although the value of the remaining pledged securities must equal at least 50% of the remaining loan principal.

Section 3.1(s)

The Company is obligated to pay compensation to ThinkEquity for serving as a placement agent for this offering pursuant to that certain letter agreement by and between the Company and ThinkEquity dated December 22, 2006.

Section 3.1(cc)

Chaumiere - Consultadoria & Servicos SDC, Unipessoal LdA, Defiante Farmaceutica LdA and Inverlochy Consultadoria & Servicos LdA are Affiliates of a “beneficial owner” of more than 10% of the Ordinary Shares.

Exhibit A
GENTIUM S.P.A.
Piazza XX Settembre 2
22079 Villa Guardia (Como)
Italy
February 6, 2006

The Bank of New York
ADR European Division
101 Barclay Street - 22W
New York, New York 10286

Ladies and Gentlemen:

You have been designated as the Depositary, Registrar and transfer agent for the American Depositary Shares (the “ADSs”) representing the ordinary shares (the “Shares”) of Gentium S.p.A., a Republic of Italy joint stock corporation (the “Company”).

This letter will confirm the prior oral instructions to you with respect to the issuance of 2,354,000 ADSs.

In connection with the Securities Subscription Agreement, dated February 6, 2006, between the Company and each purchaser identified on the signature pages thereto, and in order to effect the private placement contemplated thereby, you are hereby authorized and directed to deliver 2,354,000 ADSs on February 6, 2006 to The Bank of New York, Global Finance Americas, Corporate Trust Division, in its capacity as escrow agent.

Please be advised that one of the purchasers listed on Schedule A attached hereto, SMALLCAP World Fund, Inc., has requested a copy of their draft American Depositary Receipt prior to wiring their funds into the Company’s escrow account. Kindly scan and e-mail a draft of such American Depositary Receipt to Karen Connors, Esq., whose e-mail address is kconnors@ebglaw.com.

Pursuant to Section 5.12 of the Deposit Agreement dated June 15, 2005 among the Company, you, and other parties thereto (the “Deposit Agreement”), the ADSs listed on Schedule A are, and will be, Restricted Securities, as defined in the Deposit Agreement.

You are hereby instructed to place the restrictive legend set forth on Schedule B attached hereto on all American Depositary Receipts that represent the ADSs set forth on Schedule A.

Sincerely, GENTIUM S.P.A.

By:
Name: Laura Iris Ferro, M.D. Title: President and Chief Executive Officer

Exhibit A

Schedule A
Purchasers and Subscription Amounts

Purchaser	Address	Shares
Alexandra Global Master Fund Ltd.	c/o Law Offices of Brian W. Pusch Penthouse Suite 29 West 57th Street New York, NY 10019 Attention: Dov Gal, Esq.	190,000

Atlas Master Fund, LTD	135 E. 57th Street, 27th Flr. New York, NY 10022 Attention: Kirk Johansen	5,873

Caxton Advantage Life Sciences Fund, L.P.	c/o Caxton Associates, L.L.C. 731 Alexander Road, Building 2 Princeton, NJ 08540 Attention: Neil Sherron	170,000

Caxton International Limited	c/o Caxton Associates, L.L.C. 731 Alexander Road, Building 2 Princeton, NJ 08540 Attention: Neil Sherron	71,000

Chaumiere - Consultadoria & Servicos SDC Unipessoal LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Roberto Carlos de Castro Abreu	87,667

Credit Suisse Securities (USA) LLC	DTC (NY) Window DTC Part #355 55 Water Street New York, NY 10041 Attention: Robert Mendez (212) 855-2441	50,000

DAFNA LifeScience Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	23,360

DAFNA LifeScience Market Neutral Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	26,480

DAFNA LifeScience Select Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	70,160

Defiante Farmaceutica LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Paulo Viegas	87,666

GLG North American Opportunity Fund	c/o GLG Partners, LP One Curzon Street London W1J 5HB UNITED KINGDOM Attention: Mr. Jim O’Sullivan	170,000

Exhibit A

Inverlochy Consultadoria & Servicos LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Roberto Carlos de Castro Abreu	87,667

J.P. Morgan Securities Inc.	277 Park Avenue, 11th Floor New York, NY 10172 Attention: Avik Roy	30,000

Millennium Partners, L.P.	666 Fifth Avenue New York, NY 10103 Attention: Andrew S. Jacobs, Esq.	200,000

Morgan Stanley & Co. Incorporated	c/o Bill Frazee 901 South Bond Street Baltimore, MD 21231	200,000

SMALLCAP World Fund, Inc.	c/o Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071 Attention: Michael J. Downer	300,000

Symphonia Sicav comparto Italia Flessibile	C.SO Matteotti, 7 20121 Milano ITALY Attention : Guido Crivellaro	70,000

Symphonia Sicav comparto Italia small cap	C.SO Matteotti, 7 20121 Milano ITALY Attention : Guido Crivellaro	70,000

UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited	One North Wacker Drive Chicago, IL 60606 Attention :Nick Nocerino	125,000

Visium Balanced Fund, LP	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	21,318

Visium Balanced Offshore Fund, LTD	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	36,850

Visium Long Bias Fund, LP	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	9,602

Visium Long Bias Offshore Fund, LTD	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	26,357

Windmill Master Fund, L.P.	c/o Duquesne Capital Management, LLC 2579 Washington Road, Suite 322 Pittsburgh, PA 15241 Attention: Darren Martian	225,000
Total:		2,354,000

Exhibit A
Schedule B

Restrictive Legend

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Exhibit B

GENTIUM S.P.A.
INVESTOR QUESTIONNAIRE

In connection with the proposed purchase by the undersigned of ordinary shares of Gentium S.p.A., the undersigned hereby certifies that it is an “accredited investor” (an “Accredited Investor”) as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Act”), with which definition the undersigned is familiar. The undersigned has checked all of the following definitions of an Accredited Investor which apply to it:

(i) A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of purchase exceeds $1,000,000.

(ii) A natural person who had an individual income in excess of $200,000 in each of 2004 and 2005 or joint income with that person’s spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in 2006.

(iii) A natural person who is a director or executive officer of the Company.

(iv) An organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(v) A “Private Business Development Company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(vi) A “Bank” as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity.

(vii) A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

(viii) An “Insurance Company” as defined in Section 2(13) of the Act.

(ix) An investment company registered under the Investment Company Act of 1940, as amended or any “Business Development Company” as defined in Section 2(a)(48) of such act.

(x) A “Small Business Investment Company” licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

(xi) A plan established and maintained by a state, or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

(xii) An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if (1) the investment decision is made by a “Plan Fiduciary” as defined in Section 3(21) of such act (such as a bank, savings and loan association, insurance company or registered investment advisor), (2) such plan has total assets in excess of $5,000,000 or (3) a self-directed plan, with investment decisions made solely by persons that are Accredited Investors.

(xiii) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D of the Act.

(xiv) Any entity in which all of the equity owners are Accredited Investors.

Exhibit B

The undersigned hereby further certifies that it has the following qualifications and/or experience. The undersigned has checked all of the following that apply to it (if any):

The undersigned is a biotechnology company.

The undersigned is a pharmaceutical company.

The undersigned is a healthcare company

The undersigned is an investment fund or private equity fund specializing in the (check all that apply):

Biotechnology industry

Pharmaceutical industry

Healthcare industry

The undersigned is an entity or individual having a portfolio that includes stakes in (check all that apply):

Biotechnology companies

Pharmaceutical companies

Healthcare companies

The undersigned has other operating or investment experience in the (check all that apply):

Biotechnology industry

Pharmaceutical industry

Healthcare industry

Please explain _______________________________________________________________________________
experience: __________________________________________________________________________________________                  .

Name of Investor

Signature of investor or authorized signatory

Name of authorized signatory, if applicable

Title of authorized signatory, if applicable

Date

Exhibit C-1

Legal Opinion of the Company’s U.S. Counsel

(To be provided upon request)

Exhibit C-2

Legal Opinion of the Company’s Italian Counsel

(To be provided upon request)

Exhibit C-3

Legal Opinion of the Depositary Counsel

(To be provided upon request)